News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

For Immediate Release

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

NEXTEL ANNOUNCES PROPOSED NOTES OFFERING

RESTON, Va., July 16, 2003 – Nextel Communications, Inc. (NASDAQ: NXTL), today announced that it intends to offer $1 billion of Senior Serial Redeemable Notes due 2015 in a public offering.

The Company expects to use the net proceeds from the offering, together with cash on hand, to redeem all outstanding shares of the Company’s 11.125% series E exchangeable preferred stock and to commence a repurchase, through a tender offer and/or redemption, of the Company’s outstanding 10.65% Senior Redeemable Discount Notes due 2007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Nextel Communications, a Fortune 300 company based in Reston, Va., provides fully integrated wireless communications services across the United States through its all-digital wireless network.

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